Exhibit 99.1

Investor Contact:	Press Contact:
Nik Singhal	Brian Beades
212.810.5427	212.810.5596

BlackRock Capital Investment Corporation Declares Quarterly Distribution of $0.18 per

Share, Announces September 30, 2017 Third Quarter Financial Results

•	GAAP net investment income of $0.17 per share providing distribution coverage of 92%

•	Net asset value (NAV) per share decreased 4.4% or $0.37 per share from $8.33 to $7.96 per share on a quarter-over-quarter basis

•	Net leverage of 0.42x and liquidity of approximately $390 million, subject to leverage and borrowing base restrictions

•	Actively managed liabilities in the third quarter having purchased approximately $60 million in aggregate principal amount of its $115 million convertible notes due 2018 pursuant to a cash tender.

New York, November 8, 2017 – BlackRock Capital Investment Corporation (NASDAQ:BKCC) (“BCIC” or the “Company,” “we,” “us” or “our”) announced today that its Board of Directors declared a quarterly distribution of $0.18 per share, payable on January 2, 2018 to stockholders of record at the close of business on December 19, 2017.

“Our NII was negatively impacted this quarter by increased interest expense from having two convertible notes outstanding, resulting in less than full coverage of our distribution. We anticipate the pro forma interest expense to normalize once the remaining convertible notes due in February 2018 are fully repaid. Additionally, we experienced approximately a 2% net markdown in the portfolio with the markdowns concentrated in a few of the legacy investments. We continue to work diligently to rotate out of certain legacy investments and will provide updates regarding our progress, as appropriate,” commented Michael J. Zugay, CEO of BlackRock Capital Investment Corporation.

“It remains an issuer friendly loan market with tighter pricing, higher leverage levels and weaker structures. As such, we continue to be highly selective in new investment opportunities, and continue to increase our investment into BCIC Senior Loan Partners (“Senior Loan Partners”) and Gordon Brothers Finance Company, both of which have underlying investments in diversified pools of primarily first lien loans that generate attractive risk-adjusted returns.

“During the third quarter, we purchased approximately $60 million of the existing $115 million convertible notes due 2018 via a cash tender offer as we continued to optimize the liabilities of the Company. We have ample liquidity to retire the remaining $55 million at maturity with proceeds from our revolver.”

Financial Highlights

	Q3 2017		Q2 2017		Q3 2016
($’s in millions, except per share data)	Total Amount	Per Share	Total Amount	Per Share	Total Amount	Per Share
Net Investment Income/(loss)	$12.1	$0.17	$13.9	$0.19	$(2.1)	$(0.03)
Net realized and unrealized gains/(losses)	$(19.3)	$(0.27)	$3.1	$0.04	$(36.9)	$(0.51)
Deferred taxes	$(5.3)	$(0.07)	—	—	—	—
Realized losses on extinguishment of debt	$(1.3)	$(0.02)	—	—	—	—
Basic earnings/(loss)	$(13.8)	$(0.19)	$17.0	$0.23	$(39.1)	$(0.54)
Distributions declared	$13.1	$0.18	$13.1	$0.18	$15.2	$0.21
Net Investment Income/(loss), as adjusted[1]	$12.1	$0.17	$13.9	$0.19	$(2.1)	$(0.03)
Basic earnings/(loss), as adjusted[1]	$(13.8)	$(0.19)	$17.0	$0.23	$(39.1)	$(0.54)

($’s in millions, except per share data)	As of September 30, 2017	As of June 30, 2017	As of December 31, 2016	As of September 30, 2016
Total assets	$855.0	$925.0	$957.1	$971.3
Investment portfolio, at fair market value	$833.9	$893.3	$931.1	$946.6
Debt outstanding	$246.1	$295.5	$335.7	$321.4
Total net assets	$581.5	$607.5	$596.3	$608.1
Net asset value per share	$7.96	$8.33	$8.21	$8.38
Net leverage ratio[2]	0.42x	0.47x	0.55x	0.55x

Business Updates

•

On September 26, 2017, the Company purchased approximately $60.0 million in aggregate principal amount of its existing $115.0 million 5.50% unsecured convertible senior notes due 2018 (the “Convertible Notes”) pursuant to a cash tender offer at a purchase price equal to $1,015 per $1,000 principal amount of notes purchased, plus accrued and unpaid interest, using borrowings under the Credit Facility and cash on hand. All Convertible Notes purchased in the tender offer were retired and cancelled, and are no longer outstanding under the indenture. The aggregate purchase price of the Convertible Notes was approximately $60.9 million. The net carrying amount of the Convertible Notes at the time of purchase was approximately $59.8 million, net of unamortized debt issuance costs and unamortized discount. The difference between the reacquisition price and the net carrying amount of the Convertible Notes was recorded in the accompanying Consolidated Statements of Operations as a $1.3 million loss on extinguishment of debt.

•

Since the inception of our share repurchase program through September 30, 2017, we have purchased 4.6 million shares at an average price of $7.98 per share, including brokerage commissions, for a total of $36.3 million. There were no share repurchases during the first nine months of 2017. The cumulative repurchases since BlackRock Advisors, LLC entered into the investment management agreement with the Company totaled approximately 2.8 million shares for $24.0 million, representing 66% of total share repurchase activity, on a dollar basis, since inception. In May 2017, our Board of Directors approved an increase to the remaining amount of shares authorized to be repurchased to a total of 2.5 million shares effective July 1, 2017, and an extension to the plan until the earlier of June 30, 2018 or such time that all of the authorized shares have been repurchased. Accordingly, as of September 30, 2017, the Company had 2.5 million shares authorized for repurchase.

[1]	Non-GAAP basis financial measure. See Supplemental Information on page 8.
[2]	Calculated less available cash and receivable for investments sold, plus payable for investments purchased and unamortized debt issuance costs.

Portfolio and Investment Activity*

($ in millions)

	Three months ended September 30, 2017	Three months ended June 30, 2017	Three months ended September 30, 2016
Commitments	$34.9	$22.8	$43.8
Investment exits	$75.7	$72.0	$73.6
Number of portfolio company investments at the end of period	32	34	38
Weighted average yield of debt and income producing equity securities, at fair market value	10.8%	11.3%	11.4%
% of Portfolio invested in Secured debt, at fair market value	59%	64%	69%
% of Portfolio invested in Unsecured debt, at fair market value	17%	17%	16%
% of Portfolio invested in Equity, at fair market value	24%	19%	15%
Average investment by portfolio company, at amortized cost (excluding investments below $5.0 million)	$34.1	$33.0	$32.6
*	balance sheet amounts above are as of period end

•

We invested $34.9 million during the quarter while sales, repayments and other exits of investments totaled $75.7 million, resulting in a $40.8 million net decrease in our portfolio due to investment activity. Approximately 90% of our deployments during the quarter were represented by three portfolio companies: (i) a $15.0 million L+7.00% second lien term loan to Midwest Physician Administrative Services, LLC, the largest independent, for-profit, multi-specialty physician group in the U.S., (ii) $9.3 million of incremental equity to Senior Loan Partners and (iii) $7.1 million of incremental L+11.00% unsecured debt to Gordon Brothers Finance Company. 98% of proceeds from exits during the quarter were also represented by three transactions: (i) a par repayment of our $32.5 million Recorded Books second lien term loan, (ii) a par repayment of our $32.2 million Water Pik, Inc. second lien term loan and (iii) a par repayment totaling $9.5 million across our first and second lien term loans to SOURCEHOV, LLC, with the second lien being repaid at premium due to contractual call protection.

•

Our $66 million equity investment in Senior Loan Partners, as of September 30, 2017, is now generating a yield of approximately 11%. Senior Loan Partners made investments into four new portfolio companies and two existing portfolio companies totaling $47.6 million of new capital deployments during the quarter, bringing committed and outstanding amounts to $209.7 million and $196.9 million, respectively, and a total of 19 borrowers. The four new investments at par are (i) a $12.5 million first lien term loan to Service Logic Acquisition, Inc., a leading independent provider of aftermarket repair and maintenance services for commercial heating, ventilation, and air conditioning (“HVAC”) equipment, (ii) a $10.0 million first lien term loan to Golden West Packaging Group LLC, a vertically integrated provider of customized paper packaging solutions including corrugated boxes, point-of purchase displays, folding cartons, and other retail ready packaging products primarily serving the food, produce, beverage, and wine industries, (iii) a $5.8 million first lien term loan and a $9.2 million delayed draw term loan to Accruent, LLC, a real estate and facilities management software platform serving customers across end markets including retail, telecom, corporate, healthcare, and education, among others, and (iv) a $12.0 million first lien term loan to Give and Go Prepared Foods Corp., a leading manufacturer of Thaw & Sell sweet baked goods that caters to retailers and foodservice operators across Canada and the U.S.

•

As of September 30, 2017, two investments were in non-accrual status, which were 2.7% of our total debt investments at fair market value, and 8.9% at amortized cost, compared with zero last quarter. Our average internal investment rating at fair market value at September 30, 2017 was 1.30 as compared to 1.34 as of June 30, 2017.

•

Net unrealized depreciation on investments (before tax) increased $19.3 million during the current quarter, bringing total balance sheet unrealized depreciation on investments (before tax) to $57.1 million. During the quarter, gross unrealized appreciation on investments of $24.6 million was offset by $42.8 million of gross unrealized depreciation on investments, for a net $18.2 million of depreciation due to portfolio valuations.

Third Quarter Financial Updates

•

GAAP net investment income (“NII”) was $12.1 million, or $0.17 per share, for the three months ended September 30, 2017. Relative to distributions declared of $0.18 per share, our NII distribution coverage was 92% for the quarter.

•

Fee income earned on prepayments, commitments and administration during the current quarter totaled $0.2 million, as compared to $0.1 million earned during the preceding quarter, and $0.5 million earned during the prior year quarter. Excluding (i) fee income and

(ii) a $0.6 million insurance reimbursement in the preceding quarter related to a previously disclosed legal settlement, total investment income decreased approximately 8% compared to the prior quarter, and decreased approximately 12% as compared to this quarter one year ago.

•

As previously disclosed, our base management fee rate was reduced from an annual rate of 2.00% of total assets to 1.75% effective March 7, 2017. For the three months ended September 30, 2017, $1.5 million of incentive management fees based on income were earned by our investment adviser, however, as previously disclosed, any such fees earned until December 31, 2018 have been waived by our investment adviser. The cumulative amount of such incentive management fees waived since March 7, 2017 is $5.1 million. During the quarter, there was no accrual for incentive management fees based on gains. The total cumulative accrued balance at September 30, 2017 was zero.

•

As compared to the same 2016 period, our nine-month 2017 weighted average cost of debt increased 131 bps to 5.66%. The increase was primarily driven by a number of factors including (i) make-whole interest incurred in connection with the early repayment of our $17.0 million 6.60% Notes and $15.0 million Term Loan during the second quarter of 2017, (ii) lower average debt balances outstanding on our revolving credit facility and higher average debt balances outstanding on our convertible notes due 2022 as a percentage of total debt and (iii) higher Libor rates for the current period.

•

The Company holds certain portfolio investments through taxable subsidiaries as pass through entities. Income earned and gains realized on the investment held by the taxable subsidiary are taxable to such subsidiary. A tax provision for income, if any, is shown as income tax in the Consolidated Statements of Operations for the Company. A tax provision for realized and unrealized gains is included as a reduction of realized and/or unrealized gain (loss) in the Consolidated Statement of Operations for the Company. For the three and nine months ended September 30, 2017, unrealized gains in a consolidated taxable subsidiary resulted in a deferred tax liability of $5.3 million.

•

Tax characteristics of all 2016 distributions were reported to stockholders on Form 1099 after the end of the calendar year. Our 2016 tax distributions of $0.73 per share were comprised of ordinary income. Our return of capital distributions since inception totaled $1.96 per share. At our discretion, we may carry forward taxable income in excess of calendar year distributions and pay a 4% excise tax on this income. We will accrue excise tax on estimated undistributed taxable income as required. There was no undistributed taxable income carried forward from 2016. For more information on our GAAP distributions, please refer to the Section 19 Notice that may be posted within the Distribution History section of our website.

Liquidity and Capital Resources

•

At September 30, 2017, we had $4.9 million in cash and cash equivalents and $384.0 million of availability under our credit facility, subject to leverage and borrowing base restrictions, resulting in approximately $320 million of availability for portfolio company investments.

•

Net leverage, adjusted for available cash, receivables for investments sold, payables for investments purchased and unamortized debt issuance costs, stood at 0.42x at quarter-end, and our 327% asset coverage ratio provided the Company with available debt capacity under its asset coverage requirements of $323.3 million. Further, as of quarter-end, 84% of our portfolio was invested in qualifying assets, exceeding the 70% regulatory requirement of a business development company.

Conference Call

BlackRock Capital Investment Corporation will host a webcast/teleconference at 10:00 a.m. (Eastern Time) on Thursday, November 9, 2017, to discuss its third quarter 2017 financial results. All interested parties are welcome to participate. You can access the teleconference by dialing, from the United States, (877) 419-6600, or from outside the United States, (719) 325-2361, shortly before 10:00 a.m. and referencing the BlackRock Capital Investment Corporation Conference Call (ID Number 6884382). A live, listen-only webcast will also be available via the investor relations section of www.blackrockbkcc.com. Both the teleconference and webcast will be available for replay by 1:00 p.m. on Thursday, November 9, 2017 and ending at 1:00 p.m. on Thursday, November 23, 2017. To access the replay of the teleconference, callers from the United States should dial (888) 203-1112 and callers from outside the United States should dial (719) 457-0820 and enter the Conference ID Number 6884382.

Prior to the webcast/teleconference, an investor presentation that complements the earnings conference call will be posted to BlackRock Capital Investment Corporation’s website within the Presentations section of the Investors page (http://www.blackrockbkcc.com/news-and-events/disclaimer).

About BlackRock Capital Investment Corporation

BlackRock Capital Investment Corporation is a business development company that provides debt and equity capital to middle-market companies.

The Company’s investment objective is to generate both current income and capital appreciation through debt and equity investments. The Company invests primarily in middle-market companies in the form of senior and junior secured and unsecured debt securities and loans, each of which may include an equity component, and by making direct preferred, common and other equity investments in such companies.

BlackRock Capital Investment Corporation

Consolidated Statements of Assets and Liabilities

(Unaudited)

	September 30, 2017	December 31, 2016
Assets
Investments at fair value:
Non-controlled, non-affiliated investments (cost of $401,425,876 and $586,176,755)	$359,235,751	$512,308,390
Non-controlled, affiliated investments (cost of $169,685,526 and $112,640,458)	189,763,171	109,342,171
Controlled investments (cost of $318,562,249 and $322,768,014)	284,855,827	309,472,929

Total investments at fair value (cost of $889,673,651 and $1,021,585,227)	833,854,749	931,123,490
Cash and cash equivalents	4,919,845	10,707,834
Receivable for investments sold	1,534,194	449,578
Interest, dividends and fees receivable	11,287,584	10,750,723
Prepaid expenses and other assets	3,445,086	4,035,866

Total Assets	$855,041,458	$957,067,491

Liabilities
Debt	246,142,078	335,667,906
Interest payable	2,555,811	3,041,680
Distributions payable	13,149,409	15,262,010
Deferred tax liability	5,257,916	—
Base management fees payable	3,993,673	4,860,614
Accrued administrative services	318,686	—
Other accrued expenses and payables	2,145,898	1,914,912

Total Liabilities	273,563,471	360,747,122

Net Assets
Common stock, par value $.001 per share, 200,000,000 common shares authorized, 77,604,226 and 77,228,207 issued and 73,052,261 and 72,676,242 outstanding	77,604	77,228
Paid-in capital in excess of par	884,286,013	877,300,709
Undistributed / (Distributions in excess of) net investment income	(6,773,637)	(7,965,655)
Accumulated net realized loss on investments and extinguishment of debt	(197,419,370)	(144,527,577)
Net unrealized (depreciation), net of tax	(62,389,802)	(92,261,515)
Treasury stock at cost, 4,551,965 and 4,551,965 shares held	(36,302,821)	(36,302,821)

Total Net Assets	581,477,987	596,320,369

Total Liabilities and Net Assets	$855,041,458	$957,067,491

Net Asset Value Per Share	$7.96	$8.21

BlackRock Capital Investment Corporation Consolidated Statements of Operations (Unaudited)	Three months ended September 30, 2017	Three months ended September 30, 2016	Nine months ended September 30, 2017	Nine months ended September 30, 2016
Investment Income:
Cash interest income:
Non-controlled, non-affiliated investments	$9,312,179	$15,212,159	$32,845,636	$55,010,376
Non-controlled, affiliated investments	2,598,036	1,253,797	7,585,744	3,885,738
Controlled investments	4,979,940	5,259,605	14,595,478	14,388,693

Total cash interest income	16,890,155	21,725,561	55,026,858	73,284,807

PIK interest income:
Non-controlled, non-affiliated investments	146,950	1,927,154	3,137,866	5,608,632
Non-controlled, affiliated investments	952,864	—	3,067,974	—
Controlled investments	143,484	—	1,319,917	—

Total PIK interest income	1,243,298	1,927,154	7,525,757	5,608,632

Fee income:
Non-controlled, non-affiliated investments	164,464	356,760	505,141	5,221,054
Non-controlled, affiliated investments	—	—	349,916	—
Controlled investments	—	167,950	25,000	237,372

Total fee income	164,464	524,710	880,057	5,458,426

Cash dividend income:
Non-controlled, non-affiliated investments	—	—	404,780	—
Controlled investments	2,849,738	955,933	6,358,240	2,153,954

Total cash dividend income	2,849,738	955,933	6,763,020	2,153,954

PIK dividend income:
Non-controlled, non-affiliated investments	—	188,017	65,944	586,219
Non-controlled, affiliated investments	1,613,379	608,970	2,079,524	1,691,344
Controlled investments	—	208,729	—	621,649

Total PIK dividend income	1,613,379	1,005,716	2,145,468	2,899,212

Other Income	—	—	590,429	—

Total investment income	22,761,034	26,139,074	72,931,589	89,405,031

Expenses:
Legal settlement	—	17,500,000	—	17,500,000
Base management fees	3,993,673	5,188,115	12,656,877	16,600,294
Interest and credit facility fees	4,808,533	3,831,364	14,056,698	12,641,384
Incentive management fees	1,493,619	—	5,076,662	—
Professional fees	323,949	575,000	1,681,342	1,679,000
Administrative services	292,767	281,099	924,226	1,037,039
Director fees	157,500	160,250	475,249	521,750
Investment advisor expenses	87,504	87,500	262,505	262,500
Other	957,192	646,737	2,300,180	2,208,862

Total expenses, before incentive management fee waiver	12,114,737	28,270,065	37,433,739	52,450,829
Incentive management fee waiver	(1,493,619)	—	(5,076,662)	—

Expenses, net of incentive management fee waiver	10,621,118	28,270,065	32,357,077	52,450,829

Net Investment Income (Loss)	12,139,916	(2,130,991)	40,574,512	36,954,202

Realized and Unrealized Gain (Loss):
Net realized gain (loss):
Non-controlled, non-affiliated investments	28,990	(25,059,103)	(53,954,609)	(55,998,664)
Controlled investments	—	(1,532,024)	2,375,535	(1,532,024)

Net realized gain (loss)	28,990	(26,591,127)	(51,579,074)	(57,530,688)

Net change in unrealized appreciation (depreciation) on:
Non-controlled, non-affiliated investments	(22,325,607)	(1,887,748)	31,678,241	(53,904,719)
Non-controlled, affiliated investments	19,838,552	(5,478,931)	23,375,933	(2,268,111)
Controlled investments	(17,130,664)	(2,909,601)	(20,411,338)	(10,413,153)
Foreign currency translation	268,222	(74,783)	486,793	360,432

Net change in unrealized appreciation (depreciation)	(19,349,497)	(10,351,063)	35,129,629	(66,225,551)

Net realized and unrealized gain (loss) before taxes	(19,320,507)	(36,942,190)	(16,449,445)	(123,756,239)

Deferred taxes	(5,257,916)	—	(5,257,916)	—

Net realized and unrealized gain (loss) after taxes	(24,578,423)	(36,942,190)	(21,707,361)	(123,756,239)

Realized losses on extinguishment of debt	(1,312,719)	—	(1,312,719)	—

Net Increase (Decrease) in Net Assets Resulting from Operations	$(13,751,226)	$(39,073,181)	$17,554,432	$(86,802,037)

Net Investment Income Per Share
Basic	$0.17	$(0.03)	$0.56	$0.51

Diluted	$0.16	$(0.03)	$0.54	$0.51

Earnings (Loss) Per Share
Basic	$(0.19)	$(0.54)	$0.24	$(1.19)

Diluted	$(0.19)	$(0.54)	$0.24	$(1.19)

Average Shares Outstanding
Basic	73,049,648	72,554,128	72,928,772	72,786,313

Diluted	73,049,648	72,554,128	72,928,772	72,786,313

Distributions Declared Per Share	$0.18	$0.21	$0.54	$0.63

Supplemental Information

The Company reports its financial results on a GAAP basis; however, management believes that evaluating the Company’s ongoing operating results may be enhanced if investors have additional non-GAAP basis financial measures. Management reviews non-GAAP financial measures to assess ongoing operations and, for the reasons described below, considers them to be effective indicators, for both management and investors, of the Company’s financial performance over time. The Company’s management does not advocate that investors consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

Until March 6, 2017, the Company recorded its liability for incentive management fees based on income as it became legally obligated to pay them, based on a hypothetical liquidation at the end of each reporting period. The Company’s obligation to pay incentive management fees with respect to any fiscal quarter until March 6, 2017 was based on a formula that reflects the Company’s results over a trailing four-fiscal quarter period ending with the pro-rated period until March 6, 2017. The Company is legally obligated to pay the amount resulting from the formula less any cash payments of incentive management fees during the prior three quarters. The formula’s requirement to reduce the incentive management fee by amounts paid with respect to such fees in the prior three quarters caused the Company’s incentive management fee expense to become concentrated in the fourth quarter of each year. Management believes that reflecting incentive management fees throughout the year, as the related investment income is earned, is an effective measure of the Company’s profitability and financial performance that facilitates comparison of current results with historical results and with those of the Company’s peers. The Company’s “as adjusted” results reflect incentive management fees based on the formula the Company utilizes for each trailing four-fiscal quarter period until March 6, 2017, with the formula applied to each quarter’s incremental earnings and without any reduction for incentive management fees paid during the prior three quarters. The resulting amount represents an upper limit of each quarter’s incremental incentive management fees that the Company may become legally obligated to pay at the end of the year. Prior year amounts are estimated in the same manner. These estimates represent upper limits because, in any calendar year, subsequent quarters’ investment underperformance could reduce the incentive management fees payable by the Company with respect to prior quarters’ operating results. After March 6, 2017, incentive management fees based on income have been calculated for each calendar quarter and are paid on a quarterly basis if certain thresholds are met. The Company records its liability for incentive management fees based on capital gains by performing a hypothetical liquidation at the end of each reporting period. The accrual of this hypothetical capital gains incentive management fee is required by GAAP, but it should be noted that a fee so calculated and accrued is not due and payable until the end of the measurement period, or every June 30. The incremental incentive management fees disclosed for a given period are not necessarily indicative of actual full year results. Changes in the economic environment, financial markets and other parameters used in determining such estimates could cause actual results to differ and such differences could be material. For a more detailed description of the Company’s incentive management fee, please refer to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, on file with the Securities and Exchange Commission (“SEC”).

Computations for the periods below are derived from the Company’s financial statements as follows:

	Three months ended September 30, 2017	Three months ended September 30, 2016	Nine months ended September 30, 2017	Nine months ended September 30, 2016
GAAP Basis:
Net Investment Income	$12,139,916	$(2,130,991)	$40,574,512	$36,954,202
Net Investment Income per share	0.17	(0.03)	0.56	0.51
Addback: GAAP incentive management fee expense based on Gains	—	—	—	—
Addback: GAAP incentive management fee expense based on Income	—	—	—	—
Pre-Incentive Fee[1]:
Net Investment Income	$12,139,916	$(2,130,991)	$40,574,512	$36,954,202
Net Investment Income per share	0.17	(0.03)	0.56	0.51
Less: Incremental incentive management fee expense based on Income	—	—	—	—
As Adjusted[2]:
Net Investment Income	$12,139,916	$(2,130,991)	$40,574,512	$36,954,202
Net Investment Income per share	0.17	(0.03)	0.56	0.51

Note: The Net Investment Income amounts for the three and nine months ended September 30, 2017 are net of incentive management fees based on income and a corresponding incentive management fee waiver in the amounts of $1,493,619 and $5,076,662, respectively. For the periods shown, there is no difference between the GAAP and as adjusted figures; however, there may be a difference in future periods.

[1]	Pre-Incentive Fee: Amounts are adjusted to remove all incentive management fees. Such fees are calculated but not necessarily due and payable at this time.

[2]

As Adjusted: Amounts are adjusted to remove the incentive management fee expense based on gains, as required by GAAP, and to include only the incremental incentive management fee expense based on Income. Until March 6, 2017, the incremental incentive management fee was calculated based on the current quarter’s incremental earnings, and without any reduction for incentive management fees paid during the prior calendar quarters. After March 6, 2017, incentive management fee expense based on income has been calculated for each calendar quarter and may be paid on a quarterly basis if certain thresholds are met. Amounts reflect the Company’s ongoing operating results and reflect the Company’s financial performance over time.

Forward-looking statements

This press release, and other statements that BlackRock Capital Investment Corporation may make, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to BlackRock Capital Investment Corporation’s future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions.

BlackRock Capital Investment Corporation cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which may change over time. Forward-looking statements speak only as of the date they are made, and BlackRock Capital Investment Corporation assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to factors previously disclosed in BlackRock Capital Investment Corporation’s SEC reports and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: (1) our future operating results; (2) our business prospects and the prospects of our portfolio companies; (3) the impact of investments that we expect to make; (4) our contractual arrangements and relationships with third parties; (5) the dependence of our future success on the general economy and its impact on the industries in which we invest; (6) the financial condition of and ability of our current and prospective portfolio companies to achieve their objectives; (7) our expected financings and investments; (8) the adequacy of our cash resources and working capital, including our ability to obtain continued financing on favorable terms; (9) the timing of cash flows, if any, from the operations of our portfolio companies; (10) the impact of increased competition; (11) the ability of our investment advisor to locate suitable investments for us and to monitor and administer our investments; (12) potential conflicts of interest in the allocation of opportunities between us and other investment funds managed by our investment advisor or its affiliates; (13) the ability of our investment advisor to attract and retain highly talented professionals; (14) changes in law and policy accompanying the new administration and uncertainty pending any such changes; (15) increased geopolitical unrest, terrorist attacks or acts of war, which may adversely affect the general economy, domestic and local financial and capital markets, or the specific industries of our portfolio companies; (16) changes and volatility in political, economic or industry conditions, the interest rate environment, foreign exchange rates or financial and capital markets; (17) the unfavorable resolution of legal proceedings; and (18) the impact of changes to tax legislation and, generally, our tax position.

BlackRock Capital Investment Corporation’s Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC identifies additional factors that can affect forward-looking statements.

Available Information

BlackRock Capital Investment Corporation’s filings with the SEC, press releases, earnings releases and other financial information are available on its website at www.blackrockbkcc.com. The information contained on our website is not a part of this press release.

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